Exhibit 21.1

                      List Of Subsidiaries


Specialty Retailers, Inc.
      Jurisdiction of Incorporation:      Texas
      Stockholder:                        Stage Stores, Inc.              100%

Specialty Retailers, Inc. (NV)
      Jurisdiction of Incorporation:      Nevada
      Stockholder:                        Stage Stores, Inc.              100%

SRI Receivables Purchase Co., Inc.
      Jurisdiction of Incorporation:      Delaware
      Stockholder:                        Specialty Retailers,Inc.        100%

Granite National Bank, N. A.
      Jurisdiction of Incorporation:      Ohio
      Stockholder:                        Specialty Retailers,Inc. (NV)   100%